Exhibit 99.1

Press Release

Source: Vertical Communications, Inc.

Vertical Announces Acquisition of Vodavi

Wednesday October 18, 4:05 pm ET

CAMBRIDGE, Mass.—(BUSINESS WIRE)—Vertical Communications (VRCC.OB) (“Vertical”), a leading provider of next-generation, IP-based phone systems and applications that help businesses better serve their customers, announced that it has signed a definitive agreement to acquire all of the outstanding common stock of Vodavi Technology, Inc. (NASDAQ:VTEK - News; “Vodavi”) for $7.50 per share, or approximately $31.2 million in the aggregate. The transaction is expected to close by year end.

To finance the acquisition of Vodavi, Vertical has entered into a private placement transaction for the issuance of convertible preferred stock and warrants of approximately $22 million and has secured debt financing of $30 million. Approximately $10 million of the debt financing will be funded prior to the closing (a portion of which will be used to repay Vertical’s existing indebtedness). The remaining proceeds of the debt financing and all of the equity financing proceeds will be funded at the time of the closing of the Vodavi acquisition.

Vertical’s vision is to help organizations transform their businesses by unlocking the hidden potential of phone systems and voice applications to deliver enhanced customer service, to reduce communications costs and to significantly improve the operational efficiencies of their businesses. This acquisition is the next step in a series of initiatives Vertical has undertaken to realize this vision faster by building a world-class telephony organization, with the product set, market reach and channel footprint to deliver next-generation IP-PBX phone systems and voice applications to customers ranging from small and medium-sized businesses to large, distributed enterprises.

Vodavi is a leading provider of traditional and next-generation business telecommunications solutions, targeted to small and medium-sized businesses, primarily in the United States. Vertical is acquiring Vodavi because they have excellent products, a loyal dealer and distributor channel, and a large, well-served installed base of customers. Vertical believes that dealers and customers alike will benefit from the Company’s greater combined research and development resources, which will accelerate the development and delivery of next-generation products. They will also benefit from greater consolidated marketing resources, which will allow the Company to launch more robust awareness and demand generation programs designed to raise the Company’s profile, increase the number of deals the Company participates in, and improve the Company’s win rate. In addition, the Company believes that the combined Vertical and Vodavi product set will create an even more complete end-to-end product offering for customers.

“The combination of Vertical and Vodavi accelerates our momentum and will clearly help us achieve our vision faster, to the benefit of our dealers and end customers alike,” said Bill Tauscher, Vertical’s Chairman and Chief Executive Officer. “We’ll be delighted to welcome the Vodavi employees to the Vertical family and add the Vodavi products to our portfolio, and we’re looking forward to working with the Vodavi channel partners as we continue to grow our respective businesses.”

For a more detailed description of the terms and conditions of the acquisition, please see the company’s form 8-K.

About Vertical

Vertical Communications, Inc. is a leading provider of next-generation IP-based voice and data communications systems for business. Vertical combines voice and data technologies with business process understanding to deliver integrated IP-PBX and application solutions that enhance customer service and business productivity. Vertical’s customers are leading companies of all sizes—from small to large and distributed - and include CVS/pharmacy, Staples and Apria Healthcare. Vertical is headquartered in Cambridge, Mass. and delivers its solutions through a worldwide network of systems integrators, resellers and distributors. For more information, please visit the company’s Website at www.vertical.com.

About Vodavi

Vodavi Technology Inc. is an advanced communications solutions provider delivering innovative business communications solutions that help small to large enterprises increase productivity and reduce costs. Vodavi’s full range of communications solutions include traditional telephone systems, Voice-over-IP (VoIP) technology and converged telephony solutions that allow enterprises to deploy traditional digital or VoIP communications simultaneously, providing a flexible and cost-effective migration path to new technology. The company is headquartered in Phoenix, Arizona. For more information on Vodavi, visit www.vodavi.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.

This document contains forward-looking statements based on current expectations or beliefs, as well as a number of assumptions about future events, and these statements are subject to important facts and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements in this document address a variety of subjects, including, without limitation, statements about the benefits the Company expects to achieve upon the acquisition of Vodavi, including, without limitation, the benefits that the acquisition will have on the Company’s dealers and customers and the anticipated benefits from the consolidation of the Company’s and Vodavi’s research and development resources; the Company’s ability to satisfy all conditions to close the acquisition; the Company’s assumptions about the future performance of Vodavi; the Company’s ability to achieve certain synergies and economies of scale upon the completion of the acquisition; the Company’s ability to become a significant player within the IP-PBX telephony market; the Company’s ability to meet the future obligations that it will incur after the closing of the acquisition, and others. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the risk that the Company may fail to achieve the anticipated benefits from the acquisition, including, without limitation, failing to obtain the desired benefits for the Company’s dealers and customers or the failure to realize the anticipated benefits from the consolidation of the Company’s and Vodavi’s research and development resources; the risk that the Company may be unable to meet all of its obligations to close the acquisition; the risk that the Company’s assumptions about the future performance of Vodavi may prove to be incorrect; the risk that the Company may be unable to achieve the desired synergies and economies of scale upon the completion of the acquisition; the risk that the Company may be unable to become a significant player within the IP-PBX telephony market; the risk that the Company may be unable to meet its future obligations upon the closing of the acquisition; and other risks and assumptions detailed in the Company’s filings with the Securities and Exchange Commission.

Trademark Information

Vertical Communications and the Vertical Communications logo and combinations thereof are trademarks of Vertical Communications, Inc. TeleVantage, InstantOffice and Vertical Networks

are registered trademarks of Vertical Communications, Inc. All other brand and product names are used for identification only and are the property of their respective holders.

Contact:

Vertical Communications, Inc.

Financial Community Contact:

Ken Clinebell, 941-554-5000 ext. 1513

kclinebell@vertical.com

or

Press Contact:

Ann McDonough, 617-354-0600 ext. 194

amcdonough@vertical.com